Exhibit 10.58

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II)  WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SUPPLY AND MANUFACTURING AGREEMENT
This Supply and Manufacturing Agreement (the “Agreement”) is made as of this 4th day of November 2019 (the “Effective Date”) by and between DPT Laboratories, Ltd., a Texas Limited Partnership with a place of business at 307 East Josephine Street, San Antonio, Texas 78215 (hereinafter “DPT”) and Evofem, Inc, a Delaware corporation (and a wholly-owned subsidiary of Evofem Biosciences, Inc.), having principal offices at 12400 High Bluff Drive, Suite 600, San Diego, CA 92130 (“COMPANY”). COMPANY and DPT may be referred to herein by name or individually, as a “Party” and collectively, as the “Parties.”

BACKGROUND

A.COMPANY is engaged in the development and commercialization of certain pharmaceutical products;

B.DPT owns and has a broad spectrum of technologies for the development, formulation, testing, control, manufacture, filling and supply of pharmaceutical, over-the-counter and cosmetic products; and

C.COMPANY desires DPT to manufacture and supply Product (as hereinafter defined) to COMPANY, and DPT desires to do so.

D.The Parties have also entered into that certain [***] setting forth specific responsibilities, procedures and guidelines for batch release, quality control testing, quality assurance review, acceptance testing and other quality-related aspects of DPT’s manufacture and release of Products. In the event of any conflict between this Agreement and the Quality Agreement, this Agreement shall take precedence except as to quality matters.

NOW, THEREFORE, in consideration of the covenants, conditions and undertakings hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT

ARTICLE 1 DEFINITIONS/INTERPRETATION

For the purposes of this Agreement, the following capitalized words and phrases shall have the following meanings:

1.1    “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2    “Administrative Expenses” means, in the context of any [***].

1.3    “Affiliate” means, with respect to a Party, any corporation, limited liability company or other business entity controlling, controlled by or under common control with such Party, for so long as such relationship exists. For the purposes of this definition, control means:
(a) to possess, directly or indirectly, the power to direct affirmatively the management and policies of such corporation, limited liability company or other business entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) ownership of more than fifty percent (50%) of the voting stock in such corporation, limited liability company or other business entity (or such lesser percent as may be the maximum that may be owned pursuant to Applicable Law of the country of incorporation or domicile), as applicable.

1.4    “Annual Product Review” means an analysis conducted by DPT personnel on a yearly basis which examines a multitude of subject matter areas, including, but not limited to, changes in cost of raw materials, API, packaging and shipping components, unit volume, production issues, and other similar such issues.

1.5    “API” means the active pharmaceutical ingredient identified on and having the chemical composition set forth in Schedule A attached hereto, that is contained in the Product(s).

1.6    “Applicable Law” means all laws, ordinances, rules, rulings, directives and regulations of any Governmental Authority that apply to the development, manufacture, supply or commercialization of any Product or the other activities contemplated under this Agreement, including (i) all applicable federal, state and local laws, rules and regulations; (ii) the Act;
(iii) regulations and guidelines of the FDA and other Regulatory Authorities, including cGMPs; and (iv) any applicable non-U.S. equivalents of any of the foregoing, including guidelines of the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (as amended from time to time).

1.7    “Bankruptcy Event” means, with respect to a Party, (a) the making by it of a general assignment for the benefit of creditors, (b) the commencement by it of any voluntary petition in bankruptcy or suffering by it of the filing of an involuntary petition of its creditors,
(c) the suffering by it of the appointment of a receiver to take possession of all, or substantially all, of its assets, (d) the suffering by it of the attachment or other judicial seizure of all, or substantially all, of its assets, (e) the admission by it in writing of its inability to pay its debts as they come due, or (f) the making by it of an offer of settlement, extension or composition to its creditors generally.

1.8    “Batch” means a specific quantity of Product that is intended to have uniform character and quality within specified limits and is produced according to a single manufacturing order during the same cycle of manufacture.

1.9    “Batch Record” means Batch production and control records prepared for each Batch of Product, to be reproduced from approved Master Batch Records, and to include sufficient detail regarding location, equipment, operators, materials and processes to provide a complete and traceable record of the activity and participants.
1.10    “Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks located in New York City, New York, U.S.A. are authorized or required to remain closed.

1.11    “cGMPs” means current good manufacturing practices and standards as set forth (and as amended from time to time) in the current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations, including 21 C.F.R. Sections 210 and 211, and any corresponding practices and standards under Applicable Law in the Territory, or the country in which the Product is manufactured hereunder, subject to any arrangements, additions or clarifications, and the respective roles and responsibilities, agreed from time to time between the Parties.

1.12    “Change Control Request” or “CCR” means the primary record in the TrackWise® system in which the overall details of a change are captured and monitored.

1.13	“Conform” or “Conforming” means, with respect to Product, that such Product:
(a) conforms, in all respects, to the Specifications, the Master Batch Record and the manufacturing requirements set forth herein; (b) is free from defects, material manufacture and workmanship; and (c) is manufactured according to the Quality Agreement.

1.14    “FDA” means the United States Food and Drug Administration, or any successor agency thereto performing similar functions.

1.15    “Facility” means the following DPT facility in which it will manufacture Product: 307 East Josephine St., San Antonio, TX 78215, or such other DPT-controlled facility as agreed in writing by COMPANY or as identified in the Quality Agreement.

1.16    “Forecasted Needs” [***].

1.17    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any nation, state, country, city or other political subdivision, including any Regulatory Authority.

1.18    “Label”, “Labeled”, or “Labeling” means all labels and other written, printed, or graphic matter included or to be included upon: (i) the Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

1.19    “Launch Year” means the period commencing on the first day following DPT’s delivery of the initial invoice for Product to COMPANY and ending on December 31 of such calendar year.

1.20    [***] and Package each Product. The Manufacturing Fee is quoted in single final Product unit increments (i.e., by the bottle or tube). The Manufacturing Fee shall include services for [***].

The Manufacturing Fee does not include, without limitation, any technical or development services support, Package engineering studies, validation studies or support, FDA audit support, extensive reporting requirements, or additional laboratory testing performed by an outside testing laboratory or testing beyond that required in the Specifications. These services are in addition to the Manufacturing Fee and shall be billed by the hour at DPT’s then-prevailing Technical and Development Hourly Rate (as hereinafter defined) in accordance with Article 7 contained herein. In addition, the Manufacturing Fee does not include warehousing or distribution of Product, any materials costs or costs associated with establishing or manufacturing new materials such as art charges, die costs, plate costs, and packaging equipment change parts. [***].

1.21 Deliberately omitted

1.22    “Master Batch Record” means a formal set of instructions for the manufacturing of the Product.

1.23    “Material Safety Data Sheet” or “MSDS” means written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto.

1.24    “Materials Fee” [***].

1.25    “Minimum Order Quantity” means the smallest amount or number of a chemical, device, excipient, Labeling or Packaging component that a vendor will supply to DPT when it submits a purchase order to such vendor for such chemical, device, excipient, Labeling or Packaging component.

1.26    “Package” or “Packaging” means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, a Product.

1.27    “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency thereof.

1.28    “Product” means COMPANY’s proprietary product (currently named Amphora®, but subject to a change in name before commercialization), NDA number 208352, in finished form, for which FDA approval is being sought and ready for clinical use and commercial sale and distribution.
1.29    “Project Protocol” means, in the event that COMPANY asks DPT to perform services related to any Development Product (as described in Section 7.1), a precise and detailed plan that is mutually agreed and executed by DPT and COMPANY which carefully describes the nature and scope of services to be rendered, Product to be delivered, and fees to be charged, including the relevant Specifications therefor.

1.30    “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity, including the FDA, with authority over the development, manufacture or commercialization of any Product(s) in any jurisdiction in any country where COMPANY may commercialize Product.

1.31    “Specifications” means the requirements and standards for each Product set forth on Schedule B, which may include (i) raw material specifications (including chemical, micro, and Labeling and Packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) Packaging modules (including Packaging procedures, torque and fill weights); and (vi) finished Product specifications release criteria including DPT’s Acceptable Quality Limits (“AQLs”). Specifications shall be established or amended from time to time upon the written agreement of both DPT and COMPANY via a Change Control Request in accordance with Article 6 below.

1.32    “Standard Cost” means, with respect to materials, the average actual cost to DPT of materials plus shipping and handling charges, incoming freight, scrap/yield loss adjustments and any other recurring costs directly attributable to acquiring such material(s).

1.33    “Standard Operating Procedures” or “SOPs” means DPT’s detailed, written instructions to achieve uniformity of the performance of a specific process; the instructions usually cover more than one task or area covered by cGMP regulations.

1.34    “Stock Keeping Unit” or “sku” or “SKU” means a unique number assigned to a finished product one unit of which shall consist of 12 filled applicators in individual sealed foil pouches placed in serialized selling unit carton with package insert.

1.35    “Technical and Development Hourly Rate” means the hourly rate charged by DPT technical and development personnel for services provided to COMPANY by DPT at the time such services are provided.

1.36	“Territory” means those countries set forth in Schedule D.

1.37    “Third Party” means any Person other than DPT, COMPANY or their respective Affiliates.

1.38    “Total Price” means, for a unit of Product, the sum of the Manufacturing Fee and the Materials Fee.

1.39    “TrackWise®” means a global electronic record keeping system that is used for, but not limited to, issuing and monitoring the completion of activities related to change control.

1.40    Additional Definitions. Each of the following terms shall have the meaning described in the corresponding Section of this Agreement indicated below:

Term	Section
Agreement ...................................................................................	Preamble
Anti-Corruption Laws .................................................................	9.3.1
AQLs ...........................................................................................	1.31
COMPANY.................................................................................	Preamble
COMPANY Indemnitees ............................................................	11.1.1
Confidential Information.............................................................	10.1
Development Costs .....................................................................	7.1.2
Development Product ..................................................................	7.1.1
Disclosing Party ..........................................................................	10.1
Dispute ........................................................................................	13.1
DPT .............................................................................................	Preamble
DPT Indemnitees.........................................................................	11.1.2
Effective Date..............................................................................	Preamble
Extended Term ............................................................................	12.1
Force Majeure .............................................................................	14.4
Indemnify ....................................................................................	11.1.1
Initial Term..................................................................................	12.1
Laboratory ...................................................................................	4.4.4
Liabilities.....................................................................................	11.1.1
Party or Parties ............................................................................	Preamble
PPI ...............................................................................................	3.1.1
Prior CDA ...................................................................................	10.1
Receiving Party ...........................................................................	10.1
Recipients ....................................................................................	10.2
Rejected Product .........................................................................	4.4.1
Term ............................................................................................	12.1
Third-Party Claim .......................................................................	11.1.1
Trade Control Laws.....................................................................	9.4.1

1.41    Interpretations. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules mean the particular Articles, Sections, Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context clearly requires otherwise, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “or” shall have its inclusive meaning of “and/or;” (iii) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (v) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; (vi) words of any gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; (viii) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof; and (ix) provisions that refer to Persons acting “under the authority of DPT” shall include DPT’s Affiliates and those Persons acting “under the authority of COMPANY” shall include COMPANY’s Affiliates; conversely, those Persons acting “under the authority of DPT” shall exclude COMPANY and its Affiliates and those Persons acting “under the authority of COMPANY” shall exclude DPT and its Affiliates.
ARTICLE 2 MANUFACTURE AND SUPPLY

2.1    Manufacture and Purchase. During the Term and subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture and provide Product to COMPANY (or COMPANY’s designed 3PL). [***] DPT shall use commercially reasonable efforts to manufacture each Product in accordance with the Specifications therefor, and in sufficient quantity to meet COMPANY’s Forecasted Needs.

2.2    Commencement of Manufacturing for New Product. No later than [***] prior to the estimated first delivery date of a new Product (or a new sku of an existing Product), COMPANY agrees to notify DPT of its delivery requirements for such new Product (or sku of an existing Product). COMPANY shall provide Forecasted Needs covering the twelve (12) month period commencing on the first day of the Launch Year in order to ensure timely delivery of Product. Firm orders shall be issued for the [***] the COMPANY’s Forecasted Needs with delivery dates based on the longest component lead time.

2.3	Supply of Materials.

2.3.1    Materials Supplied by COMPANY. The Specification and/or each purchase order shall set forth any material to be supplied by COMPANY to DPT for the manufacture and supply of Product thereunder. COMPANY shall, at COMPANY’s cost and expense, provide DPT with such materials at a minimum of [***] prior to DPT’s scheduled start of production of Product requiring said materials and in sufficient amounts for DPT’s manufacture of Product but not to exceed quantities necessary to support twelve (12) months of the most recently supplied Forecasted Needs or the Minimum Order Quantity, whichever is greater. COMPANY-supplied material in excess of these amounts shall be either subject to storage fees or returned to COMPANY at COMPANY’s expense. All COMPANY- supplied material shall be shipped to DPT’s DDP (Incoterms 2010). In the event COMPANY ships or causes to ship such material freight collect, DPT shall invoice COMPANY for the cost of the freight plus a reasonable administrative fee which invoice shall be paid by COMPANY promptly upon receipt. DPT is hereby authorized by COMPANY to return to COMPANY, at COMPANY’s cost and expense, any portion of COMPANY-supplied material for which no future production is planned. COMPANY shall be responsible for the quality of all COMPANY-supplied materials. COMPANY shall be responsible for the payment of all personal property and other taxes incident to the storage of COMPANY-supplied material at DPT. DPT warrants that, during the Term, it will maintain, for the benefit of COMPANY, complete and accurate records of the inventory of all such COMPANY-supplied materials. If requested by COMPANY, DPT will provide to COMPANY a monthly report of the ending monthly inventory balance of all COMPANY-supplied materials stored at DPT. This reporting will be supplied exclusively on DPT forms.

2.3.2    Materials Supplied by DPT. DPT shall be responsible for the supply, at the expense of COMPANY, of all other components necessary for the manufacture of Product. If the applicable Specification requires that DPT utilize supplier(s) for raw materials and components that are not validated and approved DPT supplier(s) as of the Effective Date, then materials and components from such supplier(s) shall be treated as COMPANY-supplied materials until such time as DPT can, using commercially reasonable efforts, validate and approve such new supplier(s) at its earliest reasonable opportunity. Following such validation and approval, such materials and components will be treated as DPT-supplied. In the event that DPT is unable to validate and approve such new supplier(s), such products and materials will remain COMPANY-supplied for purposes of this Agreement. Any cost associated with validating and approving new supplier(s) borne by COMPANY if the new supplier(s) is only used to make Product, but shall be borne by DPT if used for other DPT customers’ products. Except as provided above, supplier qualification services are not part of the manufacturing services to be performed and DPT shall have no obligation to qualify new suppliers. All DPT-supplied materials will be billed to COMPANY on the respective invoice for Product, into which such DPT-supplied material was converted, as part of the Materials Fee.

2.3.3    Packaging and Labeling. COMPANY shall provide DPT with Specifications (including art proofs) for Packaging and Labeling of each Product, and DPT shall purchase, at the expense of COMPANY, such Packaging and Labeling in accordance with the Specifications. COMPANY assumes responsibility and liability for the content of all Labeling and Packaging and compliance with Applicable Laws.

2.3.4    Additional Charges. COMPANY shall be responsible for any additional charges (including, but not limited to, items such as brokerage fees, courier expenses, duty fees payable, etc.) that are incurred in the procurement of any materials, including Packaging and Labeling components, as detailed in the immediately preceding sub-sections 2.3.1, 2.3.2 and 2.3.3; required for the manufacture of each Product, irrespective of which Party to the Agreement is responsible for supplying such items.

2.4	Supply of Product.

2.4.1    Purchase of Product. COMPANY agrees to purchase from DPT all Product manufactured for COMPANY by DPT in accordance with COMPANY’s purchase orders or Forecasted Needs. Product shall be ordered by COMPANY by the issuance of separate, pre- numbered purchase orders in increments of full Batches and in Minimum Order Quantities.

2.4.2    Forecasted Needs. COMPANY shall provide DPT with its [***] projection with specific data as to its Forecasted Needs on or before December 13, 2019. Such Forecasted Needs shall be updated by COMPANY monthly on or before the 10th day of each calendar month on a rolling twelve (12) month basis. It is understood and agreed that with respect to all Forecasted Needs issued to DPT by COMPANY pursuant to the terms hereof, the forecast for the first three (3) months thereof shall constitute a firm order for Product, to the extent not the subject of a previous firm order, regardless of receipt of COMPANY’s actual purchase order. COMPANY shall provide DPT with a confirmatory purchase order on or before the 10th day of each calendar month. [***] prior to the requested delivery date in order to accommodate fluctuations in production demands. The remaining [***] of the Forecasted Needs shall be utilized by DPT for purposes of material acquisition on behalf of COMPANY and DPT production planning. DPT shall attempt to minimize the material inventory purchased on behalf of COMPANY. Certain materials, however, may have long lead times or require a Minimum Order Quantity. Therefore, with the exception of alginic acid (which typically has only a nine-month shelf life, and which therefore should be purchased by DPT no later than six-months from its date of manufacture) DPT may order the chemical and Packaging components necessary to support up to six (6) months of COMPANY’s Forecasted Needs, or the applicable Minimum Order Quantity, whichever is greater. Should COMPANY subsequently reduce its Forecasted Needs, COMPANY will be financially responsible for any material purchased by DPT on COMPANY’s behalf; provided that COMPANY is not permitted to reduce COMPANY’s Forecasted Needs for any three (3)-month period constituting a firm order. Any such material which is subsequently rendered in excess of that required to support up to [***] of COMPANY’s Forecasted Needs may be subject to storage and inventory carrying fees. DPT may require a deposit for such materials.

2.5	Orders.

2.5.1    Time of Issuance. COMPANY shall issue written purchase orders for Product to DPT at [***] prior to the requested delivery dates if the requirements are at or below [***] of the applicable Forecasted Needs, and at least [***] prior to the requested delivery dates if the requirements exceed the Forecasted Needs by [***]. Each such written purchase order shall be subject to acceptance by DPT.

2.5.2    Contents of Purchase Orders. COMPANY’s purchase orders shall designate the desired quantities of each Product, delivery dates and destinations, each in accordance with this Section 2.5. This Agreement allows for up to three (3) shipping destinations per batch of Product. Additional destinations can be accommodated for a shipping preparation fee to be negotiated by DPT and COMPANY.

2.5.3    Shipment. Shipment of Product shall be in accordance with COMPANY instructions, provided that such instructions comply with Applicable Law. Product will be shipped to COMPANY or its designated 3PL provider promptly following release, freight collect. If COMPANY requests DPT to make any miscellaneous small shipments of Product, material, or other items on COMPANY’s behalf, COMPANY agrees to reimburse DPT for any shipping charges incurred by DPT.

2.5.4    Delivery Terms. All shipment of Product detailed in Schedule B hereof shall be EXW (Incoterms 2010) DPT’s Facility. Title to, and risk of loss for, Product, shall transfer from DPT to COMPANY when DPT makes the Product available to COMPANY at DPT’s Facility. COMPANY shall bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.

2.6    No Conflicting Terms.. The terms and conditions of this Agreement shall be controlling over any conflicting terms and conditions stated in any purchase order or Specifications (unless otherwise stipulated in writing referencing this Section 2.6). The Parties acknowledge that SOPs are considered supplemental to Master Batch Records, Specification documents and standard methods of analysis. Specific instructions in Master Batch Records, Specification documents and standard methods of analysis will supersede instructions in SOPs (unless otherwise stipulated in the SOP document).

2.7    Supply Failure. Subject to the terms of this Agreement, and provided that such failure is not attributable to any inaction or action caused by COMPANY and accepting normal yield losses associated with the production of each Batch, in the event that DPT fails to deliver at [***] of the quantity of Product set forth in any purchase order: (i) on or before the date [***] or (ii) on or before the date [***] after the delivery date (but in the case of (ii) only if such late delivery occurs in [***] status. Without limiting its obligations herein, DPT shall, within two (2) business days of becoming aware (if commercially feasible), inform COMPANY of any known or anticipated events or conditions that may result in such a Supply Failure.

2.8    Consequences of and Remedies for a Supply Failure. In the event of a Supply Failure, and without limiting any other remedy available to the COMPANY at law or equity:
(i) [***].

2.9    Limited Nonexclusivity. [***].
2.10    Safety Stock. Any requested safety stock must be agreed upon via side letter between the parties. COMPANY shall take delivery of any remaining of safety stock upon termination or expiration of this Agreement.

ARTICLE 3 PRICING AND PAYMENT

3.1	Product Price

3.1.1    Manufacturing Fees. The initial Manufacturing Fees to be paid by COMPANY to DPT are set forth in Schedule C. DPT reserves the right to raise the Manufacturing Fees if change(s) to Applicable Law, including, but not limited to GMP or changes made under Article 6, increase the cost of manufacturing of the Product or of any other activities contemplated under this Agreement. In addition, the Parties hereto agree that increases to the Manufacturing Fees set forth in Schedule C shall be negotiated, in good faith, at the beginning of each calendar year. If the Parties are unable to agree on a re-negotiated price at [***].
[***].

In addition, Manufacturing Fees are based on annual volumes for Product. [***].

Prices for new Product or new Product sizes, new batch sizes or Product configuration changes not initially included in Schedule C, shall be negotiated and DPT and COMPANY shall arrive at a mutual agreement with respect to prices at the time said new Product or new Product sizes are added to Schedule B.

Costs associated with establishing, testing or manufacturing components or new materials such as reference standards, reagents, art charges, die costs, molding or tooling costs, plate costs, and packing equipment change parts will be invoiced to COMPANY at DPT’s cost on a net thirty (30) basis and COMPANY agrees to reimburse DPT for any such authorized expenditures made on COMPANY’s behalf.

3.1.2    Materials Fees and Other Costs. The initial Materials Fees to be paid by COMPANY to DPT are listed in Schedule C. For the Launch Year, the Materials Fee will be listed in Schedule C [***]. After the Launch Year, the Materials Fee will be adjusted (up or down) once annually at the beginning of each calendar year and Schedule C shall be amended accordingly based on changes in DPT’s Standard Cost for materials. In the event, however, the total underlying costs of Material Fee for a Product increases during any calendar year [***], DPT will provide documented cost justifications to COMPANY in connection with such cost change(s). Thereafter DPT may promptly upon the effective date of such increase, increase its Materials Fee for said Product to COMPANY to compensate for the increase in such costs.

Material Fees for new Product or new Product sizes, new batch sizes or Product configuration changes not initially included in Schedule C, shall be established prior to the time of first production.

3.1.3    [***].

3.2    Payment. Payment for all deliveries of Product and services shall be made in U.S. Dollars (USD), [***] days after the date of DPT’s invoice therefor. Invoices shall be generated upon shipment of Product from DPT. Total invoice price shall be equal to the quantity of Product times the Total Price per unit of Product effective on the date of the Product release, as listed in Schedule B. Payments shall be made by check, wire transfer, electronic fund transfer or through other instrument accepted by DPT. Payments by wire or electronic fund transfer should be made to the following: [***].
3.3    Late Payment. A late fee of [***] of total invoice can be added each month for late payments. DPT, at its sole discretion, has the right to discontinue COMPANY’s credit on future orders and to put a hold on any production or shipment of Product if COMPANY is late in making payment [***]. Such hold on production or shipment shall not constitute a breach of this Agreement by DPT. In the event credit is discontinued, [***] material deposit paid by COMPANY to DPT will be required prior to DPT ordering any additional materials. In addition, [***] will be required prior to DPT manufacturing any Product and the balance of the invoice for such Product must be paid in full prior to shipment.

3.4    Destruction Costs. DPT reserves the right to invoice COMPANY for all of the costs of destruction of any Product, unless such destruction relates to a Rejected Product arising from DPT’s failure to comply with applicable written procedures which renders the Product not Conforming or unmarketable. In either case DPT will supply a certificate of destruction without charge additional charge to COMPANY.

3.5    Taxes. COMPANY shall bear all taxes, whether direct or indirect (including, by way of example, corporate income, sales and transfer taxes, and VAT), levies, and duties (including customs duties) as may be imposed on COMPANY under Applicable Law (or for which COMPANY is required to act as withholding agent by any governmental body or authority on the subject matter of this Agreement), and COMPANY shall be responsible for the timely payment of such amounts to such governmental body or authority.

ARTICLE 4 PRODUCT TESTING

4.1    Certificates of Analysis/Conformance. Unless otherwise provided to the contrary in the Quality Agreement, DPT shall test each finished lot of Product purchased pursuant to this Agreement before delivery to COMPANY. Each Certificate of Analysis shall set forth the items tested, specifications and test results for each finished lot delivered. DPT shall send two (2) Certificates of Analysis and one (1) Certificate of Conformance to COMPANY at the time of the release of Product. Extraordinary reporting or documentation, outside this Agreement, may be subject to an additional charge by DPT.

4.2    Stability Testing. DPT shall perform its standard stability test program as defined in DPT’s SOPs or as separately agreed to in accordance with a CCR for each Product contained herein. COMPANY shall receive a copy of the report generated in DPT’s Annual Product Review for each Product in DPT’s standard form as long as DPT is continuing to produce such Product for COMPANY and for as long as COMPANY’s account is current. If COMPANY elects to perform its own stability testing on Product, COMPANY agrees to provide DPT with a copy of the results from such testing on an annual basis.

4.3    Validation Studies or Additional Testing. It is understood and agreed by the Parties hereto that unless otherwise agreed, any validation studies shall be the sole responsibility of COMPANY except the validation of any equipment owned by DPT shall be at DPT’s expense. The Parties agree that for any validation studies or additional testing to be performed by DPT in connection with the Product, DPT and COMPANY shall enter into a specific written Project Protocol establishing methodology and pricing for such services.

4.4	Rejected Product

4.4.1    Rejection of Product by COMPANY. COMPANY may reject any Product which fails to meet the Specifications in accordance with this Section 4.4 (“Rejected Product”). COMPANY shall, within thirty (30) days after its receipt of any shipment of Product and related Certificate of Analysis/Conformance of Product batch (as described in Section 4.1 hereof), notify DPT in writing of COMPANY’s rejection of the Product, specifying why the Product batch failed to meet the Specifications, and any claim relating to the Rejected Product batch accompanied with the supporting analyses or documentation. COMPANY’s failure to provide rejection such notification within the thirty (30) day period specified above will be deemed for purposes of the Agreement to constitute COMPANY’s acceptance of such Product batch. COMPANY shall grant to DPT the right to inspect or test said Product batch. All necessary samples of Rejected Product shall be delivered to DPT and submitted for inspection and evaluation by DPT in accordance with DPT’s SOPs to determine whether or not said Product meet the Specifications.

4.4.2    Replacement of Rejected Product. As to any Rejected Product agreed by the Parties as failing to meet the Specifications or determined by the Laboratory not to meet the Specifications, pursuant to Section 4.4.4 below (including in each case phases of or complete batches of bulk Product), DPT shall replace such Rejected Product (in an agreed upon batch order quantity, but in no event less than full batch increments) promptly after all requisite materials are available to DPT for the manufacture of replacement Product with costs allocated pursuant to Section 4.4.3 below.

4.4.3    Responsibility for Costs. For all of the validation batches of a Product produced by DPT, or in the event a Rejected Product fails to comply with the Specification due to COMPANY-supplied information, formulations or materials, or otherwise due to improper storage, transport or other mishandling by COMPANY, [***] Rejected Product including the cost of destruction of the Rejected Product, which shall be conducted and managed by DPT. Upon the completion of all necessary validation batches in the event a Rejected Product fails to comply with the Specification due to DPT’s failure to comply with the applicable written procedures and such failure renders the Product non-Conforming or unmarketable, DPT shall bear [***]. In the event Rejected Product fails to comply with the Specification, but such failure is not due to either COMPANY-supplied information, formulations or materials or otherwise due to improper storage, transport or other mishandling by COMPANY, or DPT’s failure to follow written procedures, [***]
related to such Rejected Product. Destruction of Rejected Product shall be in accordance with all Applicable Laws.

4.4.4    Resolution of Conflict. If DPT does not agree with COMPANY’s determination that the Product fails to conform to the Specifications, then DPT shall so notify COMPANY within thirty (30) days of receipt of COMPANY’s notice of non-conformity with respect to such Product and (if requested) Product sample. In the event of: (i) a conflict between the Parties with respect to the conclusions to be drawn from any test results or, (ii) a difference of opinion between the Parties regarding the rejection of any batch by DPT with respect to any shipment of Product in such batch, a sample of such Product batch shall be submitted by DPT to an independent testing organization, or to a consultant of recognized repute within the United States pharmaceutical industry, in either case mutually agreed upon by the Parties (such organization or consultant, the “Laboratory”), the appointment of which shall not be unreasonably withheld or delayed by either Party, for testing against the Specifications utilizing the methods set out in the Specifications. The determination of the Laboratory with respect to all or part of any shipment of Product shall be final and binding on the Parties. The fees and expenses of the Laboratory testing shall be borne entirely by the Party against whom such Laboratory’s findings are made. If results from the Laboratory are inconclusive, final resolution will be settled in accordance with Article 13 below.

4.4.5    Product Recall. Each of DPT and COMPANY will immediately inform the other in writing if it believes one or more lots of any Product(s) should be subject to recall from distribution, withdrawal or some other field action. In the event it is determined that such a recall resulted from a breach by either Party of any of its representations, warranties, duties or obligations under the Agreement, such Party shall be responsible for the costs of the recall and shall reimburse the other Party as necessary; provided that if both Parties share responsibility with respect to such recall, the costs shall be shared in the ratio of the Parties’ contributory responsibility. COMPANY shall, with respect to any recall of any Product, abide by all Healthcare Distribution Management Association published guidelines for product recall reimbursement in effect at the time of the recall. In the event that any such recall results solely from the breach of DPT’s warranties under this Agreement, DPT shall be responsible for the [***] of such recall, in any case not to exceed [***] per Product recall incident, as well as for the cost [***].

ARTICLE 5
REGULATORY AND QUALITY RESPONSIBILITIES

5.1    Materials Testing. For each lot of materials supplied by COMPANY, DPT shall perform the quality control and inspection tests as set forth in the Specifications unless COMPANY has made arrangements in writing to supply pre-approved material. All materials and Packaging supplies shall, when received by DPT, be submitted for analysis and evaluation in accordance with DPT’s SOPs to determine whether or not said materials or Packaging supplies meet the Specifications. DPT shall have the right to reject any pre-approved material which does not conform with the Specifications. The cost of all such analyses and evaluations shall be borne by DPT except as otherwise provided in Section 2.3 of this Agreement. DPT agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

5.2    Material Safety Data Sheets. Prior to DPT’s receipt and testing of any materials components or finished Product, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, COMPANY shall provide DPT with Certificates of Analysis and MSDS sheets for any materials supplied by COMPANY, as well as any finished Product and any components to be supplied by COMPANY which is necessary for the manufacture of each Product. Any materials, components or Product requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided.

5.3    Regulatory Inspection. DPT shall advise COMPANY if an authorized agent of the FDA, EMA or other Regulatory Authority or Governmental Authority visits DPT’s manufacturing facility and requests or requires information or changes which specifically pertain to any Product. Any time spent on Regulatory Authority or Governmental Authority visits or requests specific to Products will be billed to COMPANY by DPT at DPT’s standard hourly rates.

5.4    Regulatory Communications & Filings. COMPANY agrees to provide DPT with copies of any sections of NDA’s, ANDA’s, 510(k)’s or other regulatory filings and Regulatory Authority correspondence applicable to each Product manufactured or tested by DPT, and copies of any changes in or updates to the same as they, from time to time, hereafter occur.

5.5    Access to DPT’s Facilities. During the Term, COMPANY shall have access to DPT’s facilities at a mutually agreeable time for the sole purpose of auditing DPT’s compliance with cGMP and the Act in the manufacture of Products hereunder. Such access shall in no way give COMPANY the right to any of DPT’s confidential or proprietary information. Furthermore, such audits shall normally be limited in frequency to [***] employees of COMPANY who are subject to written obligations of confidentiality and non-use at least as protective of DPT and DPT’s Confidential Information as the terms of this Agreement.

ARTICLE 6
CHANGES TO PROCESS OR PRODUCT

6.1    Changes by COMPANY. If COMPANY at any time requests a change to any Product and DPT agrees such change is reasonable with regard to Product manufacture; (i) such change shall be incorporated within the Master Batch Record or Specifications via a written CCR reviewed and agreed upon in writing by both DPT and COMPANY; (ii) the Parties shall adjust the Total Price of Product, if necessary, and Schedule B shall be amended accordingly; and (iii) COMPANY shall pay DPT for the costs associated with such change including, but not limited to, any additional development or validation studies required, charged at DPT’s then-prevailing R&D rates.

6.2    Changes by DPT. DPT agrees that any changes to the Product developed by DPT, which may be incorporated into the Product shall require the written approval of COMPANY via a CCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications. It is also agreed that any filings with any Regulatory Authority necessitated by any such change shall be the sole responsibility of COMPANY.

6.3    Changes or Fees by Regulatory Authorities. The Parties agree that any changes required by a Regulatory Authority, shall be incorporated into the Product as evidenced by the written approval of COMPANY via a CCR prior to such incorporation. Any actual or potential additional Product costs, fees or expenses, including but not limited to items such as regulatory user fees, serialization fees or similar such items shall be the sole responsibility of COMPANY. At the time of such incorporation, such changes shall become part of the Specifications. If DPT is required by Regulatory Authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for COMPANY, such studies shall be agreed to by the Parties and set forth in a new Project Protocol. In the event the Parties are unable to reach agreement with respect to such Project Protocol, then DPT shall be under no obligation to perform such studies or otherwise continue the manufacture of the Product affected by said regulation. Any costs to DPT resulting from the operation of this Section 6.3 shall be reimbursed by COMPANY by way of adjustments to the Manufacturing Fee, Materials Fee or via an annual charge.

6.4    Obsolete Inventory. Any COMPANY-specific inventory relating to a Product or Development Product (as defined below), including, but not limited to, materials, expired materials, work-in-process, bulk Development Product, waste by-products, testing supplies, stability samples, work-in-process, and any Product or finished good rendered obsolete as a result of formula, artwork, Minimum Order Quantities, or Labeling or Packaging changes requested by COMPANY or by changes required by a Regulatory Authority, or at the conclusion, revision or termination of the development project shall be reimbursed to DPT by COMPANY at DPT’s Materials Fee and unless otherwise instructed by COMPANY and agreed to by DPT, will be shipped to COMPANY for destruction by COMPANY. COMPANY shall bear one hundred percent (100%) of all shipping and destruction costs related to said obsolete inventory. COMPANY shall destroy any such inventory in accordance with all Applicable Laws and COMPANY shall Indemnify (as hereinafter defined) DPT for any liability, costs or expenses, including attorney’s fees and court costs, relating to COMPANY’s failure to dispose of such inventory in accordance with such laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. DPT shall provide written notification to COMPANY of its intent to dispose of or store obsolete inventory. If DPT does not receive disposition instructions from COMPANY within thirty (30) days from date of notification, obsolete inventory remaining at DPT’s facilities shall be subject to a deposit covering the standard cost of the obsolete inventory and storage and or destruction fees at DPT’s discretion.

ARTICLE 7
TECHNICAL & DEVELOPMENT SERVICES

7.1	Technical & Development Services

7.1.1    Development Product. From time to time, COMPANY may request, in writing, that DPT evaluate, develop, manufacture, test or provide price quotations for certain new items which may become Product (hereinafter referred to as “Development Product”) on behalf of COMPANY. If DPT agrees to perform such services, DPT shall so notify COMPANY within thirty (30) days of its receipt of COMPANY’s proposal. To the extent that DPT agrees to perform any services hereunder for COMPANY, DPT shall only be obligated to act in good faith and to use reasonable efforts to accomplish the desired results as outlined in the relevant Project Protocol. Nothing herein shall obligate DPT to achieve any specific results and DPT makes no warranties or representations that it will be able to achieve the desired results.

7.1.2    Project Protocol. Should DPT agree to perform any services hereunder, DPT shall submit a written development proposal in the form of a Project Protocol to COMPANY identifying DPT’s best estimate of the cost of such services (the “Development Costs”). This estimate shall include, but not be limited to, labor hours for development, testing, scale up, stability, report writing, etc., as well as all reasonably foreseeable associated tasks and expenses. If this estimate is acceptable to COMPANY and COMPANY so notifies DPT by approving the Project Protocol in writing, DPT shall begin work as outlined in the Project Protocol. It is understood between both Parties that during any development project unforeseen circumstances may evolve, including, but not limited to, termination of any further activity due to unacceptable results, significant reevaluation due to marginal results. DPT will promptly notify COMPANY of any such unforeseen circumstances before proceeding at which time either COMPANY or DPT may terminate the project or mutually agree to amend or completely revise the Project Protocol. In the case where the project is terminated or revised, COMPANY will be obligated to pay for all of the work performed by DPT up to that point plus any noncancellable expenses incurred by DPT in connection with the relevant Project Protocol.

7.1.3    Costs. Material costs involved will be billed to COMPANY [***]. The Development Costs shall be paid to DPT in accordance with DPT’s standard invoicing procedures regardless of whether DPT is able to accomplish the results which COMPANY requested. All invoices shall be paid by COMPANY in accordance with Article 3 above.

7.2    Commercial Production of Development Project. . At or near the beginning of any development project, DPT agrees to send to COMPANY a written proposal which will provide a good faith estimate of Manufacturing Fees and Materials Fees along with related assumptions. It is agreed that such manufacturing requirements shall be binding upon any assignee, licensee, or other Third Party marketing any new Development Product. The price which COMPANY (or any such Third Party) shall pay to DPT for such Product shall be based upon the Manufacturing Fee and Material Fee estimate provided in good faith by DPT under this Section 7.2 subject to revision for final packaging configuration and final cost and Manufacturing Fee and Material Fee adjustment pursuant to Article 3. Once COMPANY completes the development of a finished product prototype (which shall include final primary container selection filled with Development Product), DPT will provide an updated estimate of the Manufacturing Fee. DPT may also provide an updated estimate of the Materials Fee, should specifications be known for these items at such time.

ARTICLE 8 INTELLECTUAL PROPERTY

8.1    No Licenses. COMPANY neither transfers nor licenses DPT by operation of this Agreement under any of its patent rights, copyrights or other proprietary rights, except as specifically set forth in this Agreement.

8.2    Ownership of Inventions. [***].

8.3    Licenses to COMPANY. DPT agrees that if, in the course of performing the services required of DPT to manufacture and Package each Product, DPT incorporates into any Project IP or Product or utilizes in the performance of the services required of DPT to manufacture and Package each Product any pre-existing invention, discovery, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by DPT or in which DPT has an interest (“Prior Inventions”), DPT hereby grants COMPANY a non-exclusive, royalty-free, perpetual, transferable, worldwide license (with the right to grant and authorize sublicenses) under such Prior Inventions to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit the Project IP and Product. DPT will not knowingly incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Project IP or Product without COMPANY’s prior written permission.

ARTICLE 9 REPRESENTATIONS AND WARRANTIES

9.1    DPT Warranties and Representations.    DPT represents and warrants the following:

9.1.1    DPT is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.

9.1.2    DPT has all requisite power and authority to enter into this Agreement. The Person signing this Agreement has the necessary corporate authority to legally bind DPT to the terms set forth herein.

9.1.3    DPT’s execution of this Agreement and performance of the terms set forth herein will not cause DPT to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

9.1.4    This Agreement is a legal, valid and binding obligation, enforceable against DPT in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

9.1.5    To DPT’s knowledge, the practice of any DPT Intellectual Property (as defined in Section 8.2) does not infringe any Third Party intellectual property right(s).

9.1.6    DPT will provide COMPANY with prompt written notice if any of the representations and warranties in this Section 9.1 become untrue.

9.2    COMPANY Warranties and Representations. COMPANY represents and warrants the following:

9.2.1    COMPANY is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

9.2.2    COMPANY has all requisite power and authority to enter into this Agreement. The Person signing this Agreement has the necessary corporate authority to legally bind COMPANY to the terms set forth herein.

9.2.3    COMPANY’s execution of this Agreement and performance of the terms set forth herein will not cause COMPANY to be in conflict with or constitute a breach of its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound.

9.2.4    To COMPANY’s knowledge and belief, there are no suits, actions, claims, proceedings, or investigations pending or threatened by or before any court, by any Person relating to Product and matters set forth herein.

9.2.5    COMPANY’s execution of this Agreement and performance hereunder are in, and will be in, compliance with any Applicable Law in all material respects.

9.2.6    This Agreement is a legal, valid and binding obligation, enforceable against COMPANY in accordance with the terms and conditions hereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.
9.2.7    COMPANY shall bear sole responsibility for all material supplied by COMPANY to DPT, including the pre-approved material and the validity of all test methods and appropriateness of all Specifications. In addition, COMPANY shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. COMPANY further warrants that it has obtained (or will obtain before required by Applicable Law) any and all necessary approvals from all applicable Regulatory Authorities necessary to manufacture and distribute all Product under this Agreement.

9.2.8    As of the Effective Date, there are no claims, judgments or settlements against or owed by COMPANY or its Affiliates, or pending or threatened claims or litigation, relating to API, Products, Packaging and Labeling or any Company-supplied materials.

9.2.9    COMPANY will provide DPT with prompt written notice if any of the representations and warranties in this Section 9.2 become untrue.

9.3	Anti-Corruption.

9.3.1    COMPANY understands that DPT is required to and does abide by the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act and any other applicable anti-corruption laws (collectively, the “Anti-Corruption Laws”). COMPANY represents and warrants that no one acting on its behalf will give, offer, agree or promise to give, or authorize the giving directly or indirectly, of any money or thing of value to anyone as an inducement or reward or favorable action or forbearance from action or the exercise of influence
(a) to any governmental official or employee (including employees of government-owned and government-controlled corporations or agencies), (b) to any political party, official of a political party, or candidate, (c) to an intermediary for payment to any of the foregoing, or (d) to any other Person in a corrupt or improper effort to obtain or retain business or any commercial advantage, such as receiving a permit or license.

9.3.2    COMPANY understands that DPT may immediately suspend its manufacture and supply of Product, in its sole discretion and without notice, if the actions or inactions of COMPANY are found to be in violation of the Anti-Corruption Laws.

9.3.3    Each Party warrants that all Persons acting on its behalf will comply with all Applicable Laws in connection with all work under this Agreement, including the Anti- Corruption Laws if any, prevailing in the country(ies) in which such Party has its principal places of business.

9.3.4    Each Party further warrants and represents that should it learn or have reason to suspect any breach of any representation or warranty in this Section 9.3 it will immediately notify the other Party.

9.3.5    Upon receipt of such Notice refer to above (or upon determination that such Notice should have been given) DPT may appoint a certified public accounting firm to perform a financial audit to determine whether COMPANY is in compliance with the terms of this Section 9.3. COMPANY hereby agrees to grant the certified public accounting firm commercially reasonable access to its books, records, systems and accounts to the extent they pertain to transactions covered by this Agreement and are necessary for such purpose.

9.4	Trade Control Laws.

9.4.1    Each Party will fully comply with all applicable export control, economic sanctions laws and anti-boycott regulations of the United States of America and other governments, including the U.S. Export Administration Regulations (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.) and the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the
U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.) (collectively, “Trade Control Laws”).

9.4.2    Each Party acknowledges and confirms that Trade Control Laws apply to its activities, its employees and Affiliates under this Agreement.

9.4.3    COMPANY acknowledges that it shall be solely and exclusively responsible for the preparation of all import and export documentation and compliance with all applicable Trade Control Laws, except as otherwise agreed by the Parties in writing. COMPANY represents and warrants that is shall not take any unilateral action to identify or otherwise name DPT as the importer or exporter of record for any of the aforementioned items.

9.4.4    No Product will be directly or indirectly shipped by the other Party to any country subject to U.S. or U.N. economic sanctions without the necessary licenses, even for transfer to non-sanctioned countries, and only after the express written consent of DPT, in its sole discretion.

9.4.5    DPT shall not be required by the terms of this Agreement to be directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws if performed by DPT. It shall be in the sole discretion of DPT to refrain from being directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws.

9.4.6    Each Party hereby represents and warrants that it is not included on any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the Denied Persons List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls.

9.4.7    Each Party shall commit to maintaining awareness of the importance of Trade Control Laws throughout its organization. Each Party shall take such actions as are necessary and reasonable to prevent Product from being exported or re-exported to any country, entity or individual subject to U.S. trade sanctions, unless prior approval of the other Party, and relevant permission or license from the U.S. government has been obtained.

9.4.8    Each Party will keep accurate and consistent records of all transactions under this Agreement covered by the Trade Control Laws for a minimum of five (5) years from the date of export or re-export; the date of expiration of any applicable license; or, other approval or reliance on any application of license exception or exemption.

9.4.9    COMPANY shall be the importer or exporter of record for all such import or export activities. COMPANY shall cooperate with DPT as reasonably necessary to permit DPT to comply with the laws and regulations of the United States, including Trade Control Laws and Anti-Corruption Laws, and the laws and regulations other country relating to the control of import or export of Product, Active Pharmaceutical Ingredient, chemical, Labeling or Packaging components (or related technical information or data).

9.5	DPT Product Warranties. DPT represents and warrants that:

9.5.1    All Product delivered by DPT shall have been manufactured by DPT in substantial compliance with applicable FDA regulations and current Good Manufacturing Practices as that term is defined under the Act.

9.5.2    All Product sold pursuant to this Agreement by DPT during the Term, at the time of pick-up by COMPANY, will have been manufactured in accordance with the Specifications for the release of the Product or pursuant to exceptions approved by COMPANY at the time of manufacture. Notwithstanding the foregoing, however, no warranty is made by DPT for Product that is rendered non-Conforming by reason of a COMPANY-supplied material, provided that such material has been tested and cleared by DPT as provided in Section 5.1 or the Quality Agreement.

9.6	COMPANY Product Warranties. COMPANY represents and warrants that:

9.6.1    All Labeling, copy and artwork approved, designated or supplied by COMPANY shall be in compliance with all Applicable Laws. Compliance with all Applicable Laws concerning Packaging and Labeling shall be the sole responsibility of COMPANY, provided that DPT purchases such Packaging and Labeling as provided in Section 2.3.3.

9.6.2    No COMPANY designated formulas, components or artwork related to the Product violate or infringe any patent, copyright or trademark laws.

9.6.3    COMPANY has either: (i) an Investigational New Drug (IND) designation; or (ii) the approval of the FDA to manufacture, sell and distribute the Product into the consumer marketplace and COMPANY assumes any and all responsibility for the manufacture, sale and distribution of the Product in the event that such approval was never provided by the FDA, or was initially provided but subsequently withdrawn by the FDA.

9.6.4    The manufacture, sale, offer for sale, use, import and commercialization of Product will not infringe or misappropriate the patent or other proprietary rights of any Third Parties.

9.7    Disclaimer. EACH    PARTY    AGREES    AND    ACKNOWLEDGES    THAT, EXCEPT AS SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY

REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, IMPLIED OR STATUTORY, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AGAINST NON-INFRINGEMENT OR THE LIKE, OR ARISING FROM COURSE OF PERFORMANCE.

ARTICLE 10 CONFIDENTIALITY

10.1    Definition. “Confidential Information” means the terms and provisions of this Agreement (each of which shall be the Confidential Information of both Parties) and all other information and data, including all notes, books, papers, diagrams, documents, reports, e-mail, memoranda, visual observations, oral communications and all other data or information in whatever form, that one Party or any of its Affiliates or representatives (the “Disclosing Party”) has supplied or otherwise made available to the other Party or its Affiliates or representatives (the “Receiving Party”) hereunder, including those made prior to the Effective Date of this Agreement. This Article 10 shall supersede the confidentiality provisions in any prior agreements between the Parties, including those dated [***] (the “Prior CDAs”), and all Confidential Information disclosed pursuant to the Prior CDAs shall be deemed to have been disclosed hereunder.

10.2    Obligations. The Receiving Party shall protect all Confidential Information of the Disclosing Party against unauthorized use and disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party shall be permitted to use the Confidential Information of the Disclosing Party solely as reasonably necessary to exercise its rights and fulfill its obligations under this Agreement (including any surviving rights), including (a) in prosecuting or defending litigation, (b) complying with Applicable Law, or (c) otherwise submitting information to tax or other Governmental Authorities. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any Third Party other than to its Affiliates and its and their respective directors, officers, employees, and in the case of either party, to its subcontractors, sublicensees, consultants, and attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement and who are made aware of the confidentiality obligations set forth in this Agreement or are bound by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Agreement. The Receiving Party shall be responsible for any disclosures made by its Recipients in violation of this Agreement.

10.3	Exceptions

10.3.1    Restriction Limitations. The restrictions related to use and disclosure under this Article 10 shall not apply to any information to the extent the Receiving Party can demonstrate by competent evidence that such information:

(1)    is (at the time of disclosure by the Disclosing Party) or becomes (after the time of such disclosure by the Disclosing Party) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party, or any Recipient to whom the Receiving Party disclosed such information, of its confidentiality obligations to the Receiving Party; or

(2)    was known to, or otherwise in the possession of, the Receiving Party prior to the time of disclosure by the Disclosing Party;

(3)    is disclosed to the Receiving Party on a non-confidential basis by a Third Party who is not, to the actual knowledge of the Receiving Party, prohibited from disclosing it without breaching any confidentiality obligation to the Disclosing Party; or

(4)    is independently developed by or on behalf of the Receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.

10.3.2    Disclosure Required by Law. The restrictions set forth in this Article 10 shall not apply to the extent that the Receiving Party is required to disclose any Confidential Information under law or by an order of a Governmental Authority; provided that the Receiving Party: (a) provides the Disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (b) affords the Disclosing Party an opportunity, and cooperates with the Disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the Disclosing Party’s expense), and (c) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (b), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.

10.4    Nondisclosure of Terms. Each Party agrees not to issue any press releases, reports, or other statements in connection with this Agreement intended for use in the public or private media or otherwise disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors and others on a need to know basis in each case consistent with customary practice under circumstances that protect the confidentiality thereof. Notwithstanding the foregoing, each Party may make announcements concerning the subject matter of this Agreement if required by Applicable Law or any securities exchange or Governmental Authority or any tax authority to which any Party is subject or submits, in which case the Party making such announcement shall provide the other Party with a copy of such announcement at least five (5) Business Days prior to issuance, to the extent practicable under the circumstances, and shall only disclose information required by Applicable Law or such exchange or authority.

10.5    Right to Injunctive Relief. Each Party agrees that breaches of this Article 10 may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), to the right to seek injunctive relief enjoining such action.

10.6    Ongoing Obligation for Confidentiality. The Parties’ obligations of confidentiality, non-use and non-disclosure under this Article 10 shall survive any expiration or termination of this Agreement for five (5) years.

10.7    DPT Business Model. [***].

ARTICLE 11 INDEMNIFICATION AND INSURANCE

11.1	Indemnification.

11.1.1    Indemnification by DPT. DPT hereby agrees, at its sole cost and expense, to defend, hold harmless and indemnify, to the extent permitted by Applicable Law, (collectively, “Indemnify”) COMPANY and its Affiliates and their respective directors, officers and employees of such Persons and the respective successors and assigns of any of the foregoing (the “COMPANY Indemnitees”) from and against any and all liabilities, damages, penalties, fines, costs and expenses (including, reasonable attorneys’ fees and other expenses of litigation) (collectively, “Liabilities”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any COMPANY Indemnitee and arising from or occurring as a result of: (a) any material breach of any of DPT’s obligations, representations, warranties or covenants under this Agreement; or (b) the gross negligence or willful misconduct of a DPT Indemnitee. DPT’s obligations to Indemnify COMPANY Indemnitees pursuant to this Section 11.1.1 shall not apply to the extent any such Liabilities are the result of a material breach by COMPANY of its obligations, representations, warranties or covenants under this Agreement or any COMPANY Indemnitee’s gross negligence or willful misconduct. Notwithstanding the foregoing, under no circumstances shall DPT have any responsibility for product liability or personal injury claims of such third parties which arise from the sale, marketing, promotion, distribution or any use of Product which meets the Specifications.

11.1.2    Indemnification by COMPANY. COMPANY hereby agrees to Indemnify DPT and its agents, directors, officers and employees and the respective successors and assigns of any of the foregoing (the “DPT Indemnitees”) from and against any and all Liabilities resulting from Third-Party Claims against any DPT Indemnitee arising from or occurring as a result of: COMPANY’s gross negligence, willful misconduct or any material breach of COMPANY’s obligations, representations, warranties or covenants provided for herein or which arise out of the marketing promotion, distribution, use, testing or sales of any Product, including, without limitation, any Third Party Claim, express, implied or statutory, made as to the efficacy, safety, or use to be made of Product, and Third Party Claims made by reason of any Product Labeling or any Packaging containing Product. COMPANY’s obligations to Indemnify DPT Indemnitees pursuant to this Section 11.1.2 shall not apply to the extent any such Liabilities are the result of a material breach by DPT of its obligations, representations, warranties or covenants under this Agreement or any DPT Indemnitee’s gross negligence or willful misconduct.

11.1.3    Procedure. To be eligible to be Indemnified hereunder, the indemnified Person shall provide the indemnifying Party with prompt written notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 11.1.3 and the right to control the defense (with the reasonable cooperation of the indemnified Person) or settlement any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Person’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Person shall have the right to join, but not to control, at its own expense and with counsel of its choice, the defense of any claim or suit that has been assumed by the indemnifying Party.

11.2    Product Liability Insurance. Each Party shall, during the Term and for two (2) years after termination or expiration of this Agreement, obtain and maintain at its own cost and expense from a qualified insurance company (provided however that DPT may satisfy all or part of its obligation through its insurance captive or self-insurance) product liability insurance providing protection against any and all claims, demands, and causes of action arising out of any defects, alleged or otherwise, of the Product(s) or their use, design or manufacture, or any material incorporated in the Product(s). The amount of coverage shall be a minimum of [***] combined single limit coverage for each occurrence for bodily injury or for property damage and shall be provided from an insurance company qualified to write global product liability coverage. Each Party agrees, upon request, to furnish the other Party with a certificate of insurance evidencing such insurance coverage (at the execution of this Agreement and at each subsequent renewal) and shall provide the other Party with a thirty (30) day notice of cancellation or non-renewal of such coverage. COMPANY shall provide its current certificate of insurance evidencing such insurance coverage as of the Effective Date. COMPANY shall name DPT as an additional insured on its insurance policies maintained pursuant to this Section 11.2.

11.3    LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER THEORY OR FORM OF ACTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, WITH RESPECT TO ALL CLAIMS MADE BY COMPANY AGAINST DPT UNDER THIS AGREEMENT, THE TOTAL LIABILITY OF DPT TO COMPANY DURING THE TERM [***].

ARTICLE 12
TERM AND TERMINATION

12.1    Term. The initial term of this Agreement shall commence on the Effective Date hereof and will continue until [***] calendar year following the Launch Year, unless sooner terminated pursuant to Section 12.2 below (the “Initial Term”). This Agreement shall thereafter automatically renew for periods of [***], unless any Party shall give notice to the other to the contrary at least [***] prior to the expiration of the Initial Term or any renewal term of the Agreement (such renewal term, the “Extended Term” and, together with the Initial Term, the “Term”).

12.2    Termination. In addition to any other termination right provided for herein, this Agreement may be terminated in its entirety by either Party at any time upon the occurrence of either of the following events:

12.2.1    The material failure of the other Party to comply with its material obligations herein, which failure is not remedied within [***] days after written notice thereof.

12.2.2    Written notice to the other if any Bankruptcy Event has occurred with respect to such other Party.

12.3    Effects of Termination. In the event of the termination or cancellation of this Agreement for any reason, and without prejudice to any other rights and remedies available to DPT hereunder, COMPANY agrees to reimburse DPT, within thirty (30) days of such termination or cancellation, for: (i) the Materials Fee for all DPT-supplied materials ordered by DPT for the manufacture of Product based on COMPANY’s Forecasted Needs, (ii) the Total Price per unit of Product, with a prorated adjustment for percent completed for work-in-process Product, and (iii) the Total Price per unit of Product for finished Product. The Parties agree to return one another’s Confidential Information (except that each Party may maintain one archival copy of same). If COMPANY has not already set up an alternative manufacturing facility as provided in Sections 2.7-2.9, then DPT agrees to provide all reasonable and necessary non-financial assistance and cooperation in any COMPANY-requested technology transfer to an alternative manufacturing facility.

12.4    Nonexclusive Remedy. Exercise of any right of termination afforded to either Party under this Agreement (i) shall not prejudice any other legal rights or remedies either Party have against the other in respect of any breach of the terms and conditions of this Agreement, and
(ii) shall be without any obligation or liability arising from such termination other than such obligations expressly arising from termination.

12.5    Survival. Termination of this Agreement (for any reason) shall not affect any accrued rights or liabilities of either Party. Article 1 (Definitions/Interpretation), Article 9 (Representations and Warranties), Article 10 (Confidentiality), Article 11 (Indemnification and Insurance), Article 13 (Disputes; Governing Law) and Article 14 (Miscellaneous), Sections 2.3.3 (Packaging and Labeling) (last sentence only), 3.4 (Destruction Costs), 4.4.5 (Product Recall), 6.4 (Obsolete Inventory), 12.3 (Effect of Termination), 12.4 (Nonexclusive Remedy) and 12.5 (Survival) shall survive the termination or cancellation of this Agreement.

ARTICLE 13 DISPUTES; GOVERNING LAW

13.1    Discussion by Executives. Except as otherwise provided herein, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Article 13 to any such dispute, controversy or claim) (each a “Dispute”) shall be first submitted to an executive officer of each of the Parties having authority to resolve such Dispute for attempted resolution by good faith negotiations within ten (10) Business Days. In such event, each Party shall cause its designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute.

13.2    Governing Law. This Agreement and all rights and obligations of the Parties arising out of or relating to this Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, U.S.A without giving effect to conflicts of laws principles. The Parties hereby expressly agree that the U.N. Convention on Contracts for the International Sale of Goods shall not apply.

13.3    Jurisdiction. The Parties agree that any Dispute that is not resolved pursuant to Section 13.1 shall be subject to the exclusive jurisdiction of the state and federal courts in [***] and each Party hereby submits to such jurisdiction.
ARTICLE 14 MISCELLANEOUS

14.1    Relationship of the Parties. The Parties agree that the relationship of COMPANY and DPT established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

14.2    Expenses. Except as otherwise expressly provided herein, each Party shall bear its own costs, fees and expenses incurred by such Party in connection with this Agreement.

14.3    Licenses and Permits. Each Party shall, at its sole cost and expense, maintain in full force and affect all necessary licenses, permits, and other authorizations required by Applicable Law in order to carry out its duties and obligations hereunder.

14.4    Force Majeure. No Party shall be liable for a failure or delay in performing any of its obligations under this Agreement if, but only to the extent that such failure or delay is due to causes beyond the reasonable control of the affected Party, including: (a) acts of God; (b) fire, explosion, or unusually severe weather; (c) war, invasion, riot, terrorism, or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargo or blockages; (e) national or regional emergency; (f) strikes or industrial disputes at a national level which directly impact the affected Party’s performance under this Agreement; or (g) other similar cause outside of the reasonable control of such Party (“Force Majeure”); provided that the Party affected shall promptly notify the other of the Force Majeure condition and shall use reasonable efforts to eliminate, cure or overcome any such causes and resume performance of its obligations as soon as possible. If the performance of any such obligation under this Agreement is delayed owing to such a Force

Majeure for any continuous period of more than one hundred eighty (180) days, DPT shall have the right to terminate this Agreement.

14.5    Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by registered or certified airmail, postage prepaid to the addresses given below or such other addresses as may be designated in writing by the Parties from time to time, and shall be deemed to have been given upon receipt.

In the case of COMPANY:	With a required copy (which shall not constitute Notice) to:
Evofem, Inc. c/o Evofem Biosciences, Inc. 12400 High Bluff Drive, Suite 600 San Diego, CA 92130 Attn: General Counsel	Mintz, Levin, Cohen, Ferris, Glovsky & Popeo, P.C. 3580 Carmel Mountain Road #300 San Diego, CA 92130 Attn: Adam Lenain
[***]	[***]
[***]	[***]

14.6    Assignment. Neither Party shall at any time, without obtaining the prior written consent of the other Party, assign or transfer this Agreement or subcontract its obligations hereunder to any Person. Notwithstanding the foregoing, both Parties shall be permitted, without the consent of the other, to assign this Agreement to its Affiliates or to perform this Agreement, in whole or in part, through its Affiliates, and assign this Agreement to any successor or Third Party that acquires all or substantially all of the assets to which this Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement. In the event of an assignment permitted under this Section 14.6, the assigning Party shall notify the other Party in writing of such assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns. Any assignment not in accordance with this Section 14.6 shall be null and void.

14.7    Entire Agreement and Amendment. This Agreement (including, for clarity, its Schedules and Exhibits and the Quality Agreement incorporated herein by reference), constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Notwithstanding the foregoing, except as expressly set forth in Section 2.6, to the extent the terms and conditions of the body of this Agreement conflict with the terms and conditions of any Schedule or Exhibit hereto, the terms and conditions of the body of this Agreement shall govern. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

14.8    No Third Party Beneficiaries. Except for the rights to indemnification provided for under Article 11 above, all rights, benefits and remedies under this Agreement are solely intended for the benefit of DPT and COMPANY. Except for such rights to indemnification expressly provided pursuant to Article 11, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or (c) take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

14.9    Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to negotiate in good faith a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.

14.10    No Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

14.11    Compliance with Law. Both COMPANY and DPT shall perform their obligations under this Agreement in accordance with Applicable Law and each Party shall bear its own costs in ensuring compliance therewith. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or which it reasonably believes may violate, any Applicable Law.

14.12    English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.13    Review by Legal Counsel. Each Party agrees that it has read and had the opportunity to review this Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting Party shall not apply.

14.14    Further Acts. Each Party shall do, execute and perform and shall procure to be done and performed all such further acts, deeds, documents and things as the other Parties may reasonably require from time to time to give full effect to the terms of this Agreement.

14.15    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic reproduction (e.g., portable document format (.pdf)), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of a Party, the other Party shall reexecute original forms thereof and deliver them to the Party who made said request.

The remainder of this page is left intentionally blank; signature page follows.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date, each copy of which will for all purposes be deemed to be an original.

EVOFEM, INC.	DPT LABORATORIES LIMITED
By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO MANUFACTURING AGREEMENT]

Schedule A

API

• Citric Acid
• Lactic Acid
• Potassium Bitartrate

Schedule B

Product & Specifications

[***]

Schedule C

Fees

[***]

Schedule D

Territory
The United States and such other countries as COMPANY may subsequently designate by notice to DPT (subject to DPT’s acceptance of such designation).